SHARE EXCHANGE AGREEMENT

         THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is dated as of March 12, 1998 by and between Best Medical Treatment Group, Inc., ("Company") and Cheng Chao Ming ("Shareholder").

                                                    RECITALS

         WHEREAS, Shareholder owns one hundred percent of the issued and outstanding stock (the "Shares"), of Wonderwide Consultants Limited (B.V.I.), ("Wonderwide"), and;

         WHEREAS, Wonderwide owns 99% of all issued and outstanding stock in King Yuen Investment & Development Limited, a Hong Kong Corporation, which in turn, owns a 100% interest in the Qin Dynasty Hotel (Xian) Co. Limited, a sino-foreign cooperative joint venture, and;

         WHEREAS, Shareholder also owns 100% of Jensen International Development Limited, a Hong Kong Corporation, which owns a 60% interest in City Hotel (Xian) Co. Limited, a sino-foreign equity joint venture, and;

         WHEREAS, Shareholder has commenced the process of transferring the ownership of City Hotel (Xian) Co. Limited from Jensen Interna-tional Development Limited to Wonderwide, and;

         WHEREAS, the Company is a Nevada incorporated US public company, currently traded on the NASD Bulletin Board under the symbol BMTM, and;

         WHEREAS, Company desires to acquire the Shares and Shareholder desires to exchange the Shares for newly issued stock in the Company.

                                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and terms contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.       EXCHANGE OF THE SHARES AND CONSIDERATION

         1.01 Shares Being Exchanged. Effective at the closing of this Agreement (the "Closing"), and subject to the terms and conditions of this Agreement, Shareholder shall assign, transfer and deliver to the Company all of the shares.

         1.02 Consideration. Subject to the terms and conditions of this Agreement, and in consideration of the assignment and delivery of the Shares to the Company, the Company shall at Closing issue to Shareholder and/or its designees, and Shareholder and/or its designees shall purchase, acquire and/or accept from the

Company, 2,300,000 shares in the Company (the "Consideration"), equal to 85% of all issued and outstanding stock as of the closing, before payment of consultant's fees described in Section 7.

         1.03 Closing. The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the law offices of Hand & Hand, on or before March 16, 1998.

         1.04 Method of Closing. The method of closing shall require the parties to satisfy the conditions specified in Section 6.

II.      REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to the Company as follows, as of the closing:

         2.01 Organization. Wonderwide is a corporation duly organized, validly existing and in good standing under the laws of British Virgin Islands. Wonderwide as well as its subsidiaries have the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

         2.02    Capitalization.

                 2.02(a) Shareholder owns 100% of all issued and outstanding shares of Wonderwide. All issued and outstanding shares of Wonderwide are duly authorized, validly issued, issued for value, fully paid and non assessable.

                 2.02(b) There are no outstanding preferred stock, options, warrants, or any other rights to purchase any securities of Wonderwide.

         2.03 Authority. Shareholder has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by Shareholder and no other corporate proceedings on the part of Wonderwide and/or Shareholder are necessary to authorize this Agreement and the transactions contemplated hereby.

         2.04    Financial Information & Earnings Guarantee.

                 2.04(a) Attached as Exhibit A are financial statements compiled according the PRC accounting standards, which are presented to the Company by Shareholder regarding the two hotel interests to be acquired by the Company. The Financial Information provided by Shareholder to Company is accurate and not misleading, to the best of Shareholder's knowledge.

                 2.04(b) Shareholder warrants that Wonderwide's consolidated net income, as audited under US GAAP for the fiscal year ending December 31, 1997 will not be less than US $2.5 million. In the event that the audited earnings fall below this amount, Shareholder will cancel that number of Company shares necessary to increase Company earnings per share ("EPS") to the level that would have existed had the earnings met the minimum level stated above (before adjustments for any splits or new issuances post closing.) Shareholder agrees that any share cancellation under this provision will take effect on the date the 1997 Wonderwide US GAAP audit is completed and that the Company's relevant SEC filing which discloses Wonder-wide's 1997 results will automatically include any required share cancellation and give effect to the EPS increase from such share cancellation.

         2.05 Litigation. There is no litigation, proceeding or investigation pending or threatened against Wonderwide affecting any of its properties, subsidiaries, or assets that might result either in any case or in the aggregate in any adverse properties or assets, or might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         2.06 Title to Assets. Shareholder has good and marketable title to Wonderwide, and Wonderwide has good and marketable title to all of its assets and properties now carried on its books. Wonderwide is in the process of perfecting its 60% interest in City Hotel (Xian) Co. Limited. It is anticipated that the completion of this transfer, which is taking place among entities that are controlled by the Shareholder, will require 1-3 months due to PRC transfer procedures. 15% of the Company shares being issued to Shareholder will be held in escrow with Hand & Hand and will be delivered to Shareholder upon the perfection of Wonderwide's interest in City Hotel (Xian) Co. Limited. See
Section 7.

         2.07 Contracts and Undertakings. Wonderwide and its subsidiary business operations are not in material default or alleged to be in material default, under any Contract or Undertaking.

         2.08 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under the Memorandum and Articles of Association of Wonderwide, or any agreement, contract or instrument to which Wonderwide is a party or by which it or any of its assets are bound.

         2.09 Accuracy. No document furnished to the Company by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         2.10 US GAAP AUDITS. Shareholder acknowledges that it will cause Wonderwide to complete and file US GAAP audited financial statements for 3 historical years with the appropriate US government authorities no later than 75 days after the Closing.

         2.11 Absence of Material Changes. Since December 31, 1997, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been any material negative change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

III.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Shareholder as follows, as of the Closing:

         3.01 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, has the corporate power and authority to carry on its business as presently conducted and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

         3.02 Capitalization of the Company. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock par value $.001 per share. 393,379 shares will be issued and outstanding prior to the closing, after completion of the divestiture of the company's only subsidiary and before issuance of new shares to the Shareholder or consultants. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable. Except for such outstanding shares, there are no outstanding shares of capital stock or other securities or other equity interests of the Company or rights of any kind to acquire stock, other securities or other equity interests.

         3.03 Authority. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Consideration in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Consideration in accordance with the terms hereof.

         3.04 Financial Statements. The Company's financial statements have been prepared in accordance with US generally accepted accounting principles. The Company has no liabilities other than as set forth in its financial statements as filed with the SEC. The liabilities which stem from the Company's sole subsidiary will be removed from the Company with the divesture of the subsidiary. The Company is not subject to any material undisclosed liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.

         3.05 Litigation. There is no litigation, proceeding, government inquiry, or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         3.06 Title to Assets. The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Company's financial statements or on any Exhibits attached hereto.

         3.07 Contracts and Undertakings. The Company (including any of its subsidiaries) has no contracts, agreements, leases, licenses, arrangements, commitments and other undertakings (collectively "Contracts") to which the Company or any such subsidiary is a party or by which it or its property is bound as of the Closing. The Company is not in material default, or alleged to be in material default, under any Contract and, to the knowledge of the Company, no other party to any Contract to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such Contract.

         3.08 No Conflict. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the contract or instrument to which the Company is a party or by which it or any of its assets are bound.

         3.09  Accuracy.  No  public  filing,   certificate  or  other  document
furnished to Shareholder by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state material fact necessary in order to make the statements contained herein or therein not misleading.

         3.10 Divesture and No Liabilities. At the closing, US Medical Access, Inc., (formerly Best Medical Treatment, Inc.), the Company's sole subsidiary, will be divested in exchange for a cancellation of 625,000 Company shares. With this divesture, the Company will have no liabilities from historical operations. The new principals will not have to fund any liabilities of the subsidiary but will be responsible to fund the Company's tax filing preparation and transfer agent fees, as such become due and payable (for the 1997 fiscal year, forward).

         3.11 Absence of Material Changes. Since the October 31, 1997 SEC Form 10K filing, except as described in this Agreement or as required or permitted under this Agreement, there has not been:

                 3.11(a) any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

                 3.11(b) any undisclosed redemption, purchase or other acquisition of any shares of the capital stock of Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by the Company relating to their authorized or issued capital stock.

IV.      COVENANTS AND AGREEMENTS OF THE PARTIES EFFECTIVE PRIOR TO
         CLOSING

         4.01 Corporate Examinations and Investigations. prior to the Closing, Shareholder shall be entitled, through its employees and representatives to make such investigations and examinations of the books, records and financial condition of the Company as Shareholder may request to verify the Company's representations. Company shall furnish Shareholder and its representatives during such period with all such information as Shareholder or its representatives may reasonably request and cause the Company's officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Shareholder or its representatives in connection with such review and examination and to make full disclosure of all information and documents requested by Shareholder and/or its representatives. Company shall have the right to request additional information on Wonderwide. Company acknowledges that US GAAP audits will not be available on Wonderwide until after the Closing. Shareholder agrees to supply Company with copies of available financial and business information as requested. Each party's investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, with copies of requested documents to be provided to the other party upon request.

         4.02 Cooperation; Consents. Prior to the Closing Date, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or a license or permit from which is required for the consummation of the transactions contemplated by this Agreement and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

         4.03 Conduct of Business. From the date hereof through the Closing, the Company and Wonderwide shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct as of the Closing as if made at and as of the Closing. Without the prior written consent of Shareholder, except as expressly set forth herein, the Company shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue as of the Closing.

         4.04 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party's representations or warranties contained herein.

V.       SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         All   representations,   warranties   and  covenants  of  the  Company,
Shareholder and Wonderwide contained herein shall survive the closing for a period of 2 years.

VI.      CONDITIONS PRECEDENT TO CLOSING

         6.01 Conditions Precedent to Obligations of Shareholder. The obligations of Shareholder under this Agreement shall be subject to each of the following conditions:

                 (a) Representations and Warranties of Company to be True. The representations and warranties of Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. The Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

                 (b) No Legal Proceedings. No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

                 (c) Statutory Requirements. All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

                 (d) Director Resignation. Prior to the Closing, all of the directors and officers of the Company shall have submitted their resignations to Company to be held in escrow and to become effective at the Closing.

                 (e) No Material Adverse Change. Following the execution of this agreement, there shall not have occurred any material adverse change in the financial condition, business, or operations of, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Company.

          6.02 Conditions Precedent to Obligations of Company. The obligation of the Company under this Agreement shall be subject to the following conditions:

                 (a) Representations and Warranties of Shareholder and Wonderwide to be True. The representations and warranties of Shareholder herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Shareholder shall have performed in all material respects all obligations and complied in all material respects, with all covenants and conditions required by this Agreement to be performed or complied with by them prior to the Closing.

                 (b) No Legal Proceedings. No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

                 (c) Statutory Requirements. All statutory requirements for the valid consummation by Shareholder of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Shareholder of the transactions contemplated by this Agreement shall have been obtained, including, but not limited to, requirements imposed by the government of Hong Kong.

                 (d) No Material Adverse Change. Following the execution of this agreement, there shall not have occurred any material adverse change in the financial condition, business, or operations of, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations, of Wonderwide.

VII      MISCELLANEOUS

         7.01 Notices. All notices, requests and other communications thereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or mailed first class, postage prepaid, by certified mail, return receipt requested, or by Federal Express or other reputable overnight delivery service, in all cases, addressed to:

To Company:
Jehu Hand
Law Offices of Hand & Hand
The Pavilion
24901 Dana Point Harbor Drive
Suite 200
Dana Point, CA
Fax: 714-489-0034

To Shareholder:

Cheng Chao Ming (Jensen Cheng)
Rm. 1008-9, Shun Tak Centre
West Tower
168-200 Connaught Road
Central, Hong Kong

        All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgment or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail in the manner set forth above, within three (3) business days thereafter. Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

        7.02 Escrowed Shares. 15% of the Company shares being issued to Shareholder will be held at Hand & Hand until Shareholder has provided proper documentation that the ownership of City Hotel
(Xian) Co. Limited has been legally transferred to Wonderwide.

These shares will be issued at the closing and will be counted as fully paid and outstanding. In the event that the ownership of City Hotel (Xian) Co. Limited has not legally transferred to Wonderwide within 4 months of the closing, the escrowed shares will be cancelled.

        7.03 Consultant Shares. In addition to the shares being issued to Shareholder, the parties agree that the Company shall issue 140,000 shares, under SEC Form S8 to the consultants that introduced the Shareholder and the Company. This issuance shall take place at the closing.

        7.04 Parties in Interest. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors, designees and assigns of the parties hereto.

        7.05 Entire Agreement; Amendments. This Agreement, including any Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

        7.06   Counterparts.   This   Agreement   may  be  executed  in  several
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        7.07 Termination. In the event that one party's due diligence determines a material breach or inaccuracy in the other's representation(s) or other terms of this agreement, the party may terminate its obligations under this agreement by providing written notice of the breach. If the breach is not cured within 10 calendar days, the agreement is terminated, with no further obligations of the parties. If this Agreement is closed before March 31, 1998, the Agreement shall automatically terminate.

        7.08 Governing Law. This Agreement shall be subject to California law and jurisdiction, except insofar as the laws of the jurisdictions of domicile of the parties shall control in any conflict of laws dispute.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

                                   Best Medical Treatment Group, Inc.

                                   By:


                                   Name:


                                   Title:   President


                                   Cheng Chao Ming


                                   By:


                                   Name:


                                   Title:   Chairman & President


                                                    EXHIBIT A

DYNASTY HOTEL XIAN                                BALANCE SHEET
                                                     AS AT:

Described in: RMB
                                                            12/31/95            12/31/96            12/31/97

Assets

     Current Asset
     Cash on Hand                                                370,369             492,565             328,534
     Cash in Bank                                                379,327           1,060,070             426,773
     A/R - City Ledger                                         3,082,635           3,115,270           2,807,264
     Provision for Bad Debts                                    (28,304)            (63,458)             (9,036)
     Uncleared Deposit at Bank                                    81,640              35,628              69,579
     Prepayments                                                 127,576             585,043             243,318
     A/R - Others                                                710,644             436,138             649,424
     Inventories                                               2,837,335           8,047,797          15,740,441
     House Fund                                                   34,550              34,250              89,750
Total Current Assets                                           7,595,773          13,743,303          20,346,047

Fixed Assets
     Fixed Assets at Cost                                    141,706,844         141,154,809         141,492,791
     Profit on Revaluation of F.A.                                     0                   0          54,638,234
Total Fixed Assets                                           141,706,844         141,154,809         196,131,025

Total Assets                                                 149,302,617         154,898,112         216,477,072

Liabilities and Owner's Equity
     Current Liabilities
     Short Term Loan                                          11,852,295          11,880,368          13,543,251
     Trade Accounts Payable                                    3,214,233           3,215,622           3,177,997
     Accruals                                                  8,830,561          11,683,685          12,539,598
     Floating Deposit                                            113,500             228,100             173,783
     Accounts Payable - Others                                 3,952,157           4,436,792           5,304,169
     Provisions                                                  463,098             938,573             808,232
Total Current Liabilities                                     28,425,844          32,383,140          35,547,030

Long Term Liabilities
     Long Term Loan                                           73,490,670          63,487,678          51,186,721
Total Long Term Liabilities                                   73,490,670          63,487,678          51,186,721

Total Liabilities                                            101,916,514          95,870,818          86,733,751

Owner's Equity
     Shareholder's Capital                                    58,266,000          58,266,000          58,266,000
     Unappropriated Profit - B/F                            (17,264,000)        (10,879,897)             761,294
     Profit(loss) - Current Year                               6,384,103          11,641,191          16,077,793
     Capital Reserve                                                   0                   0          54,638,234
Total Share Capital and Reserve                               47,386,703          59,027,294         129,743,321

Total Liabilities and Owner's Equity                         149,302,617         154,898,112         216,477,072




                                                    Exhibit A

DYNASTY HOTEL XIAN                           PROFIT & LOSS STATEMENT

Described in: RMB
                                                            1995                 1996                1997
                                                      ------------------   -----------------   ----------

Operating Income
     Rooms                                                    11,336,215          13,779,052          17,300,133
     Food & Beverage                                          11,815,138          13,870,443          16,570,167
     Telephone                                                   895,692           1,083,154           1,125,586
     Laundry                                                     112,550             175,481             168,196
     Business Center                                             347,968             344,752             335,575
     Others                                                    1,005,415             989,953             955,183
Total Operating Income                                        25,512,978          30,242,835          36,454,840

Sales Tax
     Rooms                                                       568,670             688,953             865,007
     Food & Beverage                                             653,169             693,522             828,508
     Others                                                       91,343              66,056              54,298
Total Sales Tax                                                1,313,182           1,448,531           1,747,813

Operating Cost
     Food & Beverage                                           3,860,607           4,633,680           5,311,139
     Others                                                    1,027,432             219,409              63,176
Total Operating Cost                                           4,888,039           4,853,089           5,374,315

Salary & Wages
     Rooms                                                       716,324             809,322             939,837
     Food & Beverage                                           1,653,130           1,841,447           2,059,040
     Telephone                                                    44,088              50,801              40,850
     Laundry                                                      32,604              78,088              90,499
     Business Center                                                  --               5,884              21,995
     Others                                                      229,694               3,445                  --
Total Salary & Wages                                           2,675,840           2,788,987           3,152,221

Operating Expenses
     Rooms                                                     1,406,451           1,601,150           1,807,281
     Food & Beverage                                             733,000             879,361           1,059,833
     Laundry                                                       1,656              11,301              29,000
     Business Center                                                 441              18,000              23,615
     Others                                                       93,347             101,855             118,026
Total Operating Expenses                                       2,234,895           2,611,667           3,037,755

Departmental Profit
     Rooms                                                     8,644,770          10,679,627          13,688,008
     Food & Beverage                                           4,915,232           5,822,433           7,311,647
     Telephone                                                   826,047           1,032,353           1,084,736
     Laundry                                                      72,667              86,072              48,697
     Business Center                                             335,612             320,868             289,965
     Others                                                    (393,306)             599,188             837,709
Total Operating Profit                                        14,401,022          18,540,541          23,260,762




                                                    Exhibit A

DYNASTY HOTEL XIAN                           PROFIT & LOSS STATEMENT

Described in: RMB

                                                            1995                 1996                1997
                                                      ------------------   -----------------   ----------

Other Expenses
     Salary & Wages
     Administration & General                                  3,205,046           3,598,461           4,107,736
     Sales & Marketing                                           665,921             757,763             970,948
     Repair & Marketing                                          553,116             674,705             881,061
     Total Salary & Wages                                      4,424,083           5,030,929           5,959,745

Expenses
     Administration & General                                  2,756,166           3,158,628           4,193,917
     Sales & Marketing                                           421,667             584,660             787,580
     Repair & Maintenance                                        407,807             677,532             976,122
     Energy Cost                                               2,407,196           2,727,601           3,065,605
     Total Expenses                                            5,992,836           7,148,421           9,023,224
Total Other Expenses                                          10,416,919          12,179,350          14,982,969

Operating Profit for the Year                                  3,984,103           6,361,191           8,277,793

Extraordinary Income                                           2,400,000           5,280,000           7,800,000

Net Profit for the Year                                        6,384,103          11,641,191          16,077,793






                                                    Exhibit A

City Hotel Xian                                   BALANCE SHEET
                                                     AS AT:
Described in: RMB
                                                          12/31/95             12/31/96            12/31/97
Assets
     Current Asset
     Cash on Hand                                                 19,261              13,961              10,194
     Cash in Bank                                                171,864             253,134             289,596
     A/R - City Ledger                                         3,062,004           3,412,161           3,648,589
     Provision for Bad Debts                                    (25,266)            (25,158)            (25,158)
     Prepayments                                                 366,816             367,588             505,213
     A/R - Others                                              1,898,261           4,668,169           9,073,809
     Inventories                                                 888,852             989,764           1,102,821
Total Current Assets                                           6,381,792           9,681,619          14,605,064

Fixed Assets
     Fixed Assets at Cost                                     74,655,128          77,263,678          80,948,737
     Profit on Revaluation of F.A.                                     0                   0          43,420,209
Total Fixed Assets                                            74,655,128          77,263,678         124,368,946

Total Assets                                                  83,036,920          86,945,297         138,974,010

Liabilities and Owner's Equity
     Current Liabilities
     Short Term Loan                                           7,703,857           7,671,819           7,687,506
     Trade Accounts Payable                                    1,966,119           2,425,853           3,005,015
     Accruals                                                    160,975             165,087             212,001
     Provisions                                                  140,759             168,799             129,652
Total Current Liabilities                                      9,971,710          10,431,888          11,034,174

Owner's Equity
     Shareholder's Capital                                    66,400,000          66,400,000          66,400,000
     Unappropriated Profit - B.F.                              1,428,800           4,665,210          10,113,730
     Profit - Current Year                                     3,236,410           5,448,529           8,005,888
     Capital Reserve                                                   0                   0          43,420,209
Total Share Capital and Reserve                               71,065,210          76,513,739         127,939,836

Total Liabilities and Owner's Equity                          81,036,920          86,945,297         138,974,010



                                                    Exhibit A

CITY HOTEL XIAN                              PROFIT & LOSS STATEMENT

Described in: RMB
                                                            1995                 1996                1997
                                                      ------------------   -----------------   ----------
Operating Income
     Rooms                                                     8,578,171          10,790,971          12,488,713
     Food & Beverage                                           4,129,946           5,049,259           6,564,037
     Others                                                      676,230             455,390           1,110,255
Total Operating Expense                                       13,384,347          16,295,630          20,163,005

Sales Tax
     Rooms                                                       467,812             578,420             624,482
     Food & Beverage                                             205,369             252,600             328,074
     Others                                                       19,570               9,512              57,167
Total Sales Tax                                                  692,751             840,532           1,009,723

Operating Cost
     Food & Beverage                                           1,697,799           2,001,099           2,525,614
     Others                                                       66,984               8,129             323,789
Total Operating Cost                                           1,764,783           2,809,228           2,849,403

Salary & Wages
     Rooms                                                       571,613             609,617             809,824
     Food & Beverage                                             778,771             855,361             909,361
     Others                                                       74,842               6,813             100,048
Total Salary & Wages                                           1,425,226           1,471,791           1,819,233

Operating Expenses
     Rooms                                                     1,479,879           1,682,408           1,796,170
     Food & Beverage                                             613,424             766,520             900,211
     Others                                                       32,480               3,602             131,269
Total Operating Expenses                                       2,125,783           2,452,530           2,827,650

Departmental Profit
     Rooms                                                     6,058,867           7,920,526           9,258,237
     Food & Beverage                                             834,583           1,173,679           1,900,777
     Others                                                      482,354             427,334             497,982
Total Operating Profit                                         7,375,804           9,521,639          11,656,996

Others Expenses
     Salary & Wages
     Administration & General                                  1,978,455           2,253,473           2,560,325
     Sales & Marketing                                           335,960             435,227             483,157
     Repair & Marketing                                          346,265             439,737             472,922
Total Salary & Wages                                           2,660,680           3,128,437           3,516,404

Expenses
     Administration & General                                  1,220,816           1,419,927           1,534,423
     Sales & Marketing                                           225,420             234,991             319,250
     Repair & Maintenance                                        276,183             300,267             409,309
     Energy Cost                                               1,436,295           1,629,388           1,831,722
     Total Expenses                                            3,158,714           3,584,573           4,094,704
Total Other Expenses                                           5,819,394           6,713,010           7,611,108

Operating Profit for the Year                                  1,556,410           2,808,529           4,045,888
Extraordinary Income                                           1,680,000           2,640,000           3,960,000
Net Profit for the Year                                        3,236,410           5,448,529           8,005,588